For the fiscal period ended 6/30/05
File number 811-5186

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  American Skandia Trust - AST Goldman, Sachs & Co.

1.   Name of Issuer:
	CMS Energy Corp.

2.   Date of Purchase
	3/30/05

3.   Number of Securities Purchased
	63,840.98

4.   Dollar Amount of Purchase
	$782,052.25

5.   Price Per Unit
	$12.25

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Citigroup Global Markets Inc.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Citigroup
JP Morgan
Deutsche Bank Securities
Wachovia Securities
Goldman, Sachs & Co.
Keybanc Capital Markets
Wells Fargo Securities